Exhibit 6.6

DEBT SETTLEMENT AGREEMENT

THIS AGREEMENT made as of the 11th day of March, 2020

BETWEEN:

CBD Life Sciences, Inc.                            (Hereinafter referred to as “The Company”)

11529 N. 120th St.

Scottsdale, AZ 85259

OF THE FIRST PART

AND:

Lisa Nelson                                                  (Hereinafter referred as the “Creditor”)

1529 N. 120th St.

Scottsdale, AZ 85259

OF THE SECOND PART:

Whereas the Company is indebted in the amount of $50,000.00 US Dollars (the “Debt”)

And whereas the Company considers it both appropriate and necessary to issue Preferred shares of the Company in satisfaction of a portion of the Debt and the Creditor is willing to accept Preferred shares of the Company in satisfaction of a portion of the Debt.

Now therefore this agreement provides that in consideration of one ($1.00) (the receipt an sufficiency of which is hereby acknowledged) the mutual covenants and agreement herein contained and subject to terms and conditions set forth herein, the parties hereto agree as follows:

1.	The Company hereby agrees to issue to the Creditor and the Creditor hereby agrees to accept from the Company, 50,000,000 shares of the Preferred stock of the Company (“the shares”) at a deemed price of $0.001 per preferred share for full settlement of the Debt. A Certificate representing the Preferred Shares shall be issued by the Company to the Creditor within 10 business days of this Agreement.

2.	The Creditor acknowledges that the Preferred shares may be required to be held by the Creditor as there is no present market the Company Preferred shares.

3.	The Creditor represents and warrants that it has not assigned the Debt, in whole or in part to any other party and that is is not settling the Debt for the Preferred shares as a result of any information about the material affairs of the Company that is not generally known to the public.

4.	The Agreement constitutes the entire Agreement and supersedes any previous understandings, communications, representation and agreements whether written or oral.

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5.	This Agreement shall endure to the benefit of and be binding upon the parties hereto and each of their heirs, executors, administrators, successors and permitted assigns.

6.	This Agreement may be executed in counterparts, which taken together shall constitute one and the same instrument, and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first mentioned above.

Company:

/s/ Brianna Nelson
Brianna Nelson
Director

CREDITOR

/s/ Lisa Nelson
Lisa Nelson

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